Exhibit 10.10
The Medicines Company - Board Compensation Program
Our compensation program for non-employee directors consists of a cash component and an equity component. The cash component is based on a retainer based approach, in which board members receive a larger retainer and only get paid per meeting if the board or its individual committees meet more than ten times in a calendar year. The equity component includes stock option grant awards and restricted stock awards. The compensation committee designs the cash component by considering as a target the 50th percentile of cash compensation paid to directors at companies included in the data from the compensation committee's consultant, Radford, an Aon Hewitt company, and the board's equity compensation to be at a value at or near the 75th percentile of the value of equity compensation paid to directors at companies included in the data from Radford. Each of these components is shown in the tables below.
Cash Compensation
The following table describes the cash compensation for each non-employee director. The cash compensation is payable on a quarterly basis.

Type of Fee	Amount of Compensation
Annual retainer for board members	$55,000
Additional annual retainer for lead director	$10,000
Attendance for each board meeting attended in person	$3,000 for each meeting attended in a year in excess of ten meetings
Attendance for each board meeting attended by telephone	$3,000 for each meeting attended in a year in excess of ten meetings
Additional annual retainer for committee members:
Audit committee chair	$25,000
Other audit committee members	$12,500
Compensation committee chair	$20,000
Other compensation committee member	$10,000
Nominating and corporate governance committee chair	$15,000
Other nominating and corporate governance committee member	$7,500
Attendance for each committee meeting attended in person	$1,500 for each meeting attended in a year in excess of ten meetings, per committee
Attendance for each committee meeting attended by telephone	$1,500 for each meeting attended in a year in excess of ten meetings, per committee

For the purposes of the directors compensation program, to determine whether a board member or committee member attended in excess of ten meetings during the year, the number of meetings attended in person and by telephone are aggregated. Directors are reimbursed for travel and out-of-pocket expenses in connection with their attendance at board meetings.
Equity Compensation
Each non-employee director is eligible to receive stock options and shares of restricted stock under our amended and restated 2004 stock incentive plan. The table below describes the initial and annual equity compensation for each non-employee director and the additional equity compensation to our lead director under our directors compensation program:

Type of Grant	Awards under Program	Grant Date	Vesting Schedule
Initial equity grant	$320,000 value of options	The date the director is initially elected to the board	36 equal monthly installments beginning on the date one month after the grant date

Annual equity grant	$215,000 equity value split equally between stock options and restricted shares(1)	The date of the annual meeting of stockholders	Stock options and restricted stock vest in one installment 12 months after the grant date

Additional annual equity grant to our lead director	Option to purchase 5,000 shares of common stock	The date of the annual meeting of stockholders	Stock options vest in one installment 12 months after the grant date
(1) When splitting the equity value between stock options and restricted shares, restricted shares are valued at 2.5 times the value of a share underlying a stock option.

These options have an exercise price equal to the closing price of our common stock on the NASDAQ Global Select Market on the date of grant and have a ten-year term. If a director ceases to be a director, all vested options will be exercisable at any time prior to the first anniversary of the date the director ceases to be a director or for the remaining term of the option, if less, and all unvested options will be forfeited.